Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
First Financial Northwest, Inc.

We consent to the incorporation by reference in the Registration Statements (No. 333-152928 and No. 333-149292) on Form S-8 of First Financial Northwest, Inc. of our report dated March 10, 2010, with respect to the consolidated balance sheet of First Financial Northwest, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the year ended December 31, 2009, and the effectiveness of internal control over  financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of First Financial Northwest, Inc.

/s/Moss Adams LLP

Everett, Washington
March 10, 2010